Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Sionna Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

NEWLY REGISTERED SECURITIES

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	2,029,409(1)	$18.00(1)	$36,529,362	0.00015310	$5,592.65

Fees Previously Paid	—	—	—	—	—	—	—	—

CARRY FORWARD SECURITIES

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$36,529,362		$5,592.65

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$5,592.65(3)

(1)

Represents only the additional number of shares being registered and includes 264,705 shares of common stock that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-284352), as amended (the “Prior Registration Statement”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act based on the proposed maximum aggregate offering price. The Registrant previously registered securities on the Prior Registration Statement having a proposed maximum aggregate offering price of $182,647,044, which was declared effective by the Securities and Exchange Commission on February 6, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $36,529,362 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.